AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") among SGREENTECH GROUP LIMITED, a Delaware corporation ("SGreenTech"), SGREENTECH HOLDINGS LIMITED, a Hong Kong corporation (“SGreenTech Hong Kong”) and the persons listed in Exhibit A hereof (collectively the "Shareholders"), being the owners of record of all of the issued and outstanding stock of SGreenTech Hong Kong.

Whereas, SgreenTech wishes to acquire SGreenTech Hong Kong and the Shareholders wish to transfer all of the issued and outstanding securities of SGreenTech Hong Kong in a transaction intended to qualify as a reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended.

Now, therefore, SGreenTech, SGreenTech Hong Kong, and the Shareholders adopt this plan of reorganization and agree as follows:

1.           Exchange of Stock

1.1.        Number of Shares.  The Shareholders agree to transfer to SGreenTech at the Closing (defined below) the number of shares of common stock of SGreenTech Hong Kong shown opposite their names in Exhibit A, in exchange pro rata for an aggregate of 6,153,846 shares of voting common stock of SGreenTech.

1.2.        Exchange of Certificates.  Each holder of an outstanding certificate or certificates theretofore representing shares of SGreenTech Hong Kong common stock shall surrender such certificate(s) for cancellation to SGreenTech, and shall receive in exchange a certificate or certificates representing the number of full shares of SGreenTech common stock into which the shares of SGreenTech Hong Kong common stock represented by the certificate or certificates so surrendered shall have been converted.  The transfer of SGreenTech Hong Kong shares by the Shareholders shall be effected by the delivery to SGreenTech at the Closing of certificates representing the transferred shares endorsed in blank or accompanied by stock powers executed in blank.

1.3.        Fractional Shares.  Fractional shares of SGreenTech common stock shall not be issued, but in lieu thereof SGreenTech shall round up fractional shares to the next highest whole number.

1.4.        Further Assurances. At the Closing and from time to time thereafter, the Shareholders shall execute such additional instruments and take such other action as SGreenTech may request in order more effectively to sell, transfer, and assign the transferred stock to SGreenTech and to confirm SGreenTech's title thereto.

2.           Ratio of Exchange.  The securities of SGreenTech Hong Kong owned by the Shareholders, and the  relative securities of SGreenTech for which they will be exchanged, are set out opposite their names in Exhibit A.

3.           Form of Documents.  Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission required by this Agreement or any signature required thereon may be used in lieu of an original writing or transmission or signature for any and all purposes for which the original could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission or original signature.

4.           Unexchanged Certificates.   Until surrendered, each outstanding certificate that prior to the Closing represented SGreenTech Hong Kong common stock shall be deemed for all purposes, other than the payment of dividends or other distributions, to evidence ownership of the number of shares of SGreenTech common stock into which it was converted.  No dividend or other distribution shall be paid to the holders of certificates of SGreenTech Hong Kong common stock until presented for exchange at which time any outstanding dividends or other distributions shall be paid.

5.           Representations and Warranties of the Shareholders

The Shareholders, individually and separately, represent and warrant as follows:

5.1.        Title to Shares. The Shareholders, and each of them, are the owners, free and clear of any liens and encumbrances, of the number of SGreenTech Hong Kong shares which are listed in the attached schedule and which they have contracted to exchange.

5.2.        Litigation. There is no litigation or proceeding pending, or to any Shareholder’s  knowledge threatened, against or relating to shares of SGreenTech Hong Kong held by the Shareholders.

6.           Representations and Warranties of SGreenTech .  SGreenTech represents and warrants that:

6.1.        Corporate Organization and Good Standing.  SGreenTech is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification.

6.2.        Reporting Company Status.  SGreenTech has filed with the Securities and Exchange Commission a registration statement on Form 10 which became effective pursuant to the Securities Exchange Act of 1934 and is a reporting company pursuant to §12(g) thereunder.

6.3.        Reporting Company Filings.  SGreenTech has timely filed and is current on all reports required to be filed by it pursuant to §13 of the Securities Exchange Act of 1934.

6.4.        Capitalization.  SGreenTech’s authorized capital stock consists of 100,000,000 shares of common stock, $.0001 par value, of which 35,392,308 shares are issued and outstanding, and 20,000,000 shares of preferred stock, of which no shares are issued or outstanding.

6.5.        Issued Stock.  All the outstanding shares of its common stock are duly authorized and validly issued, fully paid and non-assessable.

6.6.        Stock Rights.  Except as set out by attached schedule, there are no stock grants, options, rights, warrants or other rights to purchase or obtain SGreenTech common or preferred stock issued or committed to be issued.

6.7.        Corporate Authority.  SGreenTech has all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as it is now being conducted and to execute, deliver, perform and conclude the transactions contemplated by this Agreement and all other agreements and instruments related to this agreement.

6.8.        Authorization.  Execution of this agreement has been duly authorized and approved by SGreenTech's board of directors.

6.9.        Subsidiaries.  SGreenTech has no subsidiaries.

6.10.     Financial Statements.  SGreenTech's financial statements dated as of June 30, 2011, copies of which will have been delivered by SGreenTech to SGreenTech Hong Kong prior to the Closing Date (the "SGreenTech Financial Statements"), fairly present the financial condition of SGreenTech as of the date therein and the results of its operations for the periods then ended in conformity with generally accepted accounting principles consistently applied.

6.11.     Absence of Undisclosed Liabilities.  Except to the extent reflected or reserved against in the SGreenTech Financial Statements, SGreenTech did not have at that date any liabilities or obligations (secured, unsecured, contingent, or otherwise) of a nature customarily reflected in a corporate balance sheet prepared in accordance with generally accepted accounting principles.

6.12.     No Material Changes.  Except as set out by attached schedule, there has been no material adverse change in the business, properties, or financial condition of SGreenTech since the date of the SGreenTech Financial Statements.

6.13.     Litigation.  Except as set out by attached schedule, there is not, to the knowledge of SgreenTech, any pending, threatened, or existing litigation, bankruptcy, criminal, civil, or regulatory proceeding or investigation, threatened or contemplated against SGreenTech or against any of its officers.

6.14.     Contracts.  Except as set out by attached schedule, SGreenTech is not a party to any material contract not in the ordinary course of business that is to be performed in whole or in part at or after the date of this Agreement.

6.15.     Title.  Except as set out by attached schedule, SGreenTech has good and marketable title to all the real property and good and valid title to all other property included in the SGreenTech Financial Statements.  Except as set out in the balance sheet thereof, the properties of SGreenTech are not subject to any mortgage, encumbrance, or lien of any kind except minor encumbrances that do not materially interfere with the use of the property in the conduct of the business of SGreenTech.

6.16.     No Violation.  The Closing will not constitute or result in a breach or default under any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property of SGreenTech is subject or by which SGreenTech is bound.

7.           Representations and Warranties of SgreenTech Hong Kong.  SGreenTech Hong Kong represents and warrants that:

7.1.        Corporate Organization and Good Standing.  SGreenTech Hong Kong is a corporation duly organized, validly existing, and in good standing under the laws of Hong Kong, Hong Kong, and is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification.

7.2.        Capitalization.  SgreenTech Hong Kong's authorized capital stock consists of 10,000 shares of common stock, $1.00 par value, of which 1 (one) share is issued and outstanding, and no shares of preferred stock.

7.3.        Issued Stock.  All the outstanding shares of its common stock are duly authorized and validly issued, fully paid and non-assessable.

7.4.        Stock Rights.    Except as set out by attached schedule, there are no stock grants, options, rights, warrants or other rights to purchase or obtain SGreenTech Hong Kong common or preferred stock issued or committed to be issued.

7.5.        Corporate Authority.  SGreenTech Hong Kong  has all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as it is now being conducted and to execute, deliver, perform and conclude the transactions contemplated by this Agreement and all other agreements and instruments related to this agreement.

7.6.        Authorization.  Execution of this Agreement has been duly authorized and approved by SgreenTech Hong Kong's board of directors.

7.7.        Subsidiaries.  As set out in schedule attached hereto, SGreenTech Hong Kong has no subsidiaries.

7.8.        Financial Statements.  SgreenTech Hong Kong's audited financial statements dated as of May 31, 2011, copies of which will have been delivered by SGreenTech Hong Kong to SGreenTech prior to the Closing Date (the "SGreenTech Hong Kong Financial Statements"), fairly present the financial condition of SGreenTech Hong Kong as of the date therein and the results of its operations for the periods then ended in conformity with generally accepted accounting principles consistently applied.

7.9.        Absence of Undisclosed Liabilities.  Except to the extent reflected or reserved against in the SGreenTech Hong Kong Financial Statements, SGreenTech Hong Kong did not have at that date any liabilities or obligations (secured, unsecured, contingent, or otherwise) of a nature customarily reflected in a corporate balance sheet prepared in accordance with generally accepted accounting principles.

7.10.     No Material Changes.  Except as set out by attached schedule, there has been no material adverse change in the business, properties, or financial condition of SGreenTech Hong Kong since the date of the SGreenTech Hong Kong Financial Statements.

7.11.     Litigation.  Except as set out by attached schedule, there is not, to the knowledge of SgreenTech Hong Kong, any pending, threatened, or existing litigation, bankruptcy, criminal, civil, or regulatory proceeding or investigation, threatened or contemplated against SGreenTech Hong Kong or against any of its officers.

7.12.     Contracts.  Except as set out by attached schedule, SGreenTech Hong Kong is not a party to any material contract not in the ordinary course of business that is to be performed in whole or in part at or after the date of this agreement.

7.13.     Title.  Except as set out by attached schedule, SGreenTech Hong Kong has good and marketable title to all the real property and good and valid title to all other property included in the SGreenTech Hong Kong Financial Statements.  Except as set out in the balance sheet thereof, the properties of SGreenTech Hong Kong are not subject to any mortgage, encumbrance, or lien of any kind except minor encumbrances that do not materially interfere with the use of the property in the conduct of the business of SgreenTech Hong Kong.

7.14.     No Violation.  The Closing will not constitute or result in a breach or default under any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property of SGreenTech Hong Kong is subject or by which SGreenTech Hong Kong is bound.

8.           Conduct Pending the Closing

SGreenTech Hong Kong, SGreenTech and the Shareholders covenant that between the date of this Agreement and the Closing as to each of them:

8.1.        No change will be made in the charter documents, by-laws, or other corporate documents of SGreenTech.

8.2.        SGreenTech will use its best efforts to maintain and preserve its business organization, employee relationships, and goodwill intact, and will not enter into any material commitment except in the ordinary course of business.

8.3.        No change will be made in the charter documents, by-laws, or other corporate documents of SgreenTech Hong Kong.

8.4.        SGreenTech Hong Kong will use its best efforts to maintain and preserve its business organization, employee relationships, and goodwill intact, and will not enter into any material commitment except in the ordinary course of business.

8.5.        None of the Shareholders will sell, transfer, assign, hypothecate, lien, or otherwise dispose or encumber the SGreenTech Hong Kong shares of common stock owned by them.

9.           Conditions Precedent to Obligation of the Shareholders

The Shareholder’s obligation to consummate this exchange shall be subject to fulfillment on or before the Closing of each of the following conditions, unless waived in writing by the Shareholders as appropriate:

9.1.        SGreenTech's Representations and Warranties.  The representations and warranties of SGreenTech set forth herein shall be true and correct at the Closing as though made at and as of that date, except as affected by transactions contemplated hereby.

9.2.        SGreenTech' sCovenants.  SGreenTech shall have performed all covenants required by this Agreement to be performed by it on or before the Closing.

9.3.        Board of Director Approval.  This Agreement shall have been approved by the Board of Directors of SGreenTech.

9.4.        Supporting Documents of SGreenTech.  SGreenTech shall have delivered to the Shareholders the following documents in form and substance reasonably satisfactory to the Shareholders:

(a)           A good standing certificate from the jurisdiction of SGreenTech's organization stating that SGreenTech is a corporation duly organized, validly existing, and in good standing;

(b)           Secretary’s certificate stating that SGreenTech’s authorized capital stock is as set forth herein;

(c)           Certified copies of the resolutions of the board of directors of SGreenTech authorizing the execution of this Agreement and the consummation hereof;

(d)           Secretary's certificate of incumbency of the officers and directors of SGreenTech;

(e)           SGreenTech’s Financial Statements; and

(f)           Any document as may be specified herein or required to satisfy the conditions, representations and warranties enumerated elsewhere herein.

10.         Conditions Precedent to Obligation of SGreenTech

SgreenTech's obligation to consummate this exchange shall be subject to fulfillment on or before the Closing of each of the following conditions, unless waived in writing by SgreenTech:

10.1.     Shareholders’ Representations and Warranties.  The representations and warranties of the Shareholders set forth herein shall be true and correct at the Closing as though made at and as of that date, except as affected by transactions contemplated hereby.

10.2.     Shareholders’ Covenants.  The Shareholders shall have performed all covenants required by this Agreement to be performed by them on or before the Closing.

10.3.     SGreenTech Hong Kong’s Representations and Warranties.  The representations and warranties of SGreenTech Hong Kong set forth herein shall be true and correct at the Closing as though made at and as of that date, except as affected by transactions contemplated hereby.

10.4.     SGreenTech Hong Kong’s Covenants.  SGreenTech Hong Kong shall have performed all covenants required by this Agreement to be performed by them on or before the Closing.

10.5.     Board of Director Approval.  This Agreement shall have been approved by the Board of Directors of SGreenTech Hong Kong.

10.6.     Supporting Documents of SGreenTech.  SGreenTech shall have delivered to the Shareholders the following documents in form and substance reasonably satisfactory to the Shareholders:

(a)           A good standing certificate from the jurisdiction of SGreenTech’s organization stating that SGreenTech is a corporation duly organized, validly existing, and in good standing;

(b)           Secretary’s certificate stating that SGreenTech’s authorized capital stock is as set forth herein;

(c)           Certified copies of the resolutions of the board of directors of SGreenTech authorizing the execution of this Agreement and the consummation hereof;

(d)           Secretary's certificate of incumbency of the officers and directors of SGreenTech;

(e)           SGreenTech’s Financial Statements; and

(f)           Any document as may be specified herein or required to satisfy the conditions, representations and warranties enumerated elsewhere herein.

11.         Shareholder Representative. The Shareholders  hereby  irrevocably designate and appoint Cassidy & Associates, 215 Apolena Avenue, Newport Beach, California,  as their agent and attorney in fact (the "Shareholders' Representative") with full power and authority until the Closing to execute, deliver, and receive on their behalf all notices, requests, and other communications hereunder; to fix and alter on their behalf the date, time, and place of the Closing; to waive, amend, or modify any provisions of this Agreement, and to take such other action on their behalf in connection with this Agreement, the Closing, and the transactions contemplated hereby as such agent or agents deem appropriate; provided, however, that no such waiver, amendment, or modification may be made if it would decrease the number of shares to be issued to the Shareholders hereunder or increase the extent of their obligation to indemnify Reorganization hereunder.

12.         Termination.  This Agreement may be terminated (1) by mutual consent in writing; (2) by any of  the Shareholders, SGreenTech or SGreenTech Hong Kong if there has been a material misrepresentation or material breach of any warranty or covenant by any other party; or (3) by any of the Shareholders, SGreenTech or SGreenTech Hong Kong if the Closing shall not have taken place within 15 days following execution of this Agreement, unless adjourned to a later date by mutual consent in writing.

13.         Survival of Representations and Warranties.  The representations and warranties of the Shareholders, SGreenTech and SGreenTech Hong Kong set out herein shall survive the Closing.

14.         General Provisions.

14.1.     Further Assurances.  From time to time, each party will execute such additional instruments and take such actions as may be reasonably required to carry out the intent and purposes of this agreement.

14.2.     Waiver.  Any failure on the part of either party hereto to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

14.3.     Brokers.  Each party agrees to indemnify and hold harmless the other party against any fee, loss, or expense arising out of claims by brokers or finders employed or alleged to have been employed by the indemnifying party.

14.4.     Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class certified mail, return receipt requested, or recognized commercial courier service, as follows:

If to SGreenTech Hong Kong, to:

SGreenTech Holdings Limited
Room 1, 13/F
Hung Tai Industrial Building
37 Hung To Road
Kwun Tong, Kowloon, Hong Kong

If to SGreenTech, to:

SGreenTech Group Limited
Room 1, 13/F
Hung Tai Industrial Building
37 Hung To Road
Kwun Tong, Kowloon, Hong Kong

If to the Shareholders, to:

Cassidy & Associates
215 Apolena Avenue
Newport Beach, California 92661

14.5.     Governing Law.  This agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

14.6.     Assignment.  This agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that any assignment by either party of its rights under this agreement without the written consent of the other party shall be void.

14.7.     Counterparts.  This agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Signatures sent by facsimile transmission shall be deemed to be evidence of the original execution thereof.

14.8.     Exchange Agent and Closing Date.  The Exchange Agent shall be the law firm of Cassidy & Associates, Newport Beach, California.  The Closing shall take place upon the fulfillment by each party of all the conditions of Closing required herein, but not later than 15 days following execution of this agreement unless extended by mutual consent of the parties.

14.9.     Review of Agreement.  Each party acknowledges that it has had time to review this agreement and, as desired, consult with counsel.  In the interpretation of this agreement, no adverse presumption shall be made against any party on the basis that it has prepared, or participated in the preparation of, this agreement.

14.10.   Schedules.  All schedules attached hereto, if any, shall be acknowledged by each party by signature or initials thereon and shall be dated.

14.11.   Effective Date.  This effective date of this agreement shall be October 10, 2011.

Signature Page to Agreement and Plan of Reorganization
among SGreenTech Hong Kong, SGreenTech and the
Shareholders of SGreenTech Hong Kong

IN WITNESS WHEREOF, the parties have executed this agreement.

SGREENTECH HOLDINGS LIMITED

By
In Nany Sing Charlie, President

SGREENTECH GROUP LIMITED

By
In Nany Sing Charlie, Chief Executive Officer

THE SHAREHOLDERS OF
SGREENTECH HOLDINGS LIMITED

By
In Nany Sing Charlie

Exhibit A

Number of SGreenTech Hong Kong Shares to be Exchanged	Number of SGreenTech Shares to be Received	Name of Shareholder
1	6,153,846	In Nany Sing Charlie